Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Urban Outfitters, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-84284), as amended, and the registration statements on Form S-8 (Nos. 33-75522, 333-33603, 333-84333 and 333-38648) of Urban Outfitters, Inc. of our report dated March 11, 2003, with respect to the consolidated balance sheet of Urban Outfitters, Inc. and subsidiaries as of January 31, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, which report appears in the January 31, 2003 annual report on Form 10-K of Urban Outfitters, Inc.

/s/    KPMG LLP

Philadelphia, Pennsylvania

April 23, 2003